SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2008
CARDIOGENESIS CORPORATION
(Exact name of registrant as specified in its charter)

California	000-28288	77-0223740

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11 Musick
Irvine, CA 92618
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (949) 420-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On April 1, 2008, Ann T. Sabahat was elected to serve as a Director of the Company. In accordance with the provisions of the Registrant’s Bylaws, the authorized number of directors was increased from five (5) to six (6) and Ms. Sabahat’s election was approved by the Board of Directors of the Registrant to fill the additional director position.
     It is expected that Ms. Sabahat will serve as a member of the Company’s Audit Committee in place of Robert L. Mortensen who has resigned from the Audit Committee effective upon Ms. Sabahat’s appointment.
     Ms. Sabahat, age 37, has been the Corporate Controller and Director of Tax for Universal Building Products, Inc., a buildings products company, since 2006. From 1999 to 2006, Ms. Sabahat was employed by Sybron Dental Specialties, Inc., a corporation whose shares were listed on the NYSE until it was acquired by Danaher Corporation in 2006, where she served as the Director of Tax. Prior to serving as Director of Tax at Sybron, she was employed in various capacities as an auditor and tax analyst. Ms. Sabahat is a Certified Public Accountant who holds a Master Degree in Taxation as well as an undergraduate degree in accounting.
Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year
     (a) On April 1, 2008, the Board of Directors of the Registrant approved an amendment to Article III, Section 3.2 of the Registrant’s bylaws to increase the number of authorized directors from five (5) to six (6).
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENESIS CORPORATION (Registrant)
Date: April 3, 2008	By:	/s/ William Abbott
William Abbott, Chief Financial Officer